Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 2-56905, 33-23698, 33-52472, 333-16731, 333-16737, 333-69527, 333-54624, 333-57538, 333-138843, 333-142769, 333-148976 on Forms S-8, and Registration Statement No. 33-26853 on Form S-3 of our reports dated March 22, 2012, relating to the financial statements and financial statement schedule of Media General, Inc. and the effectiveness of Media General, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Media General, Inc. for the year ended December 25, 2011.

/s/ Deloitte & Touche LLP

Richmond, Virginia

March 22, 2012